SETTLEMENT AGREEMENT

      THIS SETTLEMENT AGREEMENT ("Agreement") is entered into this 23 day of Nov., 1998 ("Effective Date"), by and between the City of Miami, a municipal corporation of the State of Florida ("City")' whose address is P 0 Box 330708, Miami, Florida 3 3233-0708, and Atlantica, Inc ("Atlantica"), formerly known as Community Equities Corporation ("Community Equities"), with offices located at 80 Wall Street, Suite 412, New York, New York 10005.

                                    RECITALS

      WHEREAS, pursuant to a Loan Agreement dated May 1, 1989 the Housing Finance Authority of Dade County ("Authority") provided a loan in the amount of $12,500,000.00 to Arena Square North & South, Ltd. ("Arena Square"), which was secured by a mortgage ("Authority Mortgage"), for the rehabilitation of multiple multifamily housing units ("Project"); and

      WHEREAS, the City also provided a loan to Arena Square in the amount of $885,210.00 ("City Loan") for the Project, which was secured by a second mortgage (City Mortgage"), dated May 14, 1990; and

      WHEREAS, Community Equities guaranteed the City Loan ("Guarantee"); and

      WHEREAS, Arena Square defaulted under the Authority Mortgage. resulting in a foreclosure action being brought against Arena Square ("Foreclosure"); and

      WHEREAS, as a consequence of the Foreclosure the City Mortszage was extinguished; and

      WHEREAS, notwithstanding the Foreclosure, the Guarantee remained a liability of Community Equities, and

      WHEREAS, Atlantica acquired the assets and liabilities of Community Equities; and

      WHEREAS, on or about March 13, 1998, Atlantica commenced bankruptcy proceedings (Case No. 98-41 809); and

      WHEREAS, according to the trustee in the bankruptcy matter, there are no assets of Atlantica from which payment may be made to the City; therefore, upon the conclusion of the bankruptcy proceedings, the City Loan would be discharged; and

WHEREAS, although bankruptcy proceedings have commenced, Atlantica is able and willing to settle this matter with the City,

      NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, City and Atlantica agree as follows:

1 RECITALS The recitals are true and correct and are hereby incorporated into and made a part of this Agreement.

2 TERMS:

      A ATLANTICA OBLIGATIONS

            (i) Atlantica shall pay to the City, the sum of Ten Thousand Dollars ($10,000.00) in two (2) equal payments ("Payments") of Five Thousand Dollars ($5,000.00), the first of such Payments to be made on the Effective Date of this Agreement The second Payment shall be made to the City on or before December 3 1, 1 998. The Payments shall be made in cash or by cashier's check.

            (ii) Within thirty (30) days after the Effective Date, Atlantica shall transfer and deliver to the City, twenty-five thousand (25,000) shares of unregistered common stock in Atlantica ("Stock").

            (iii) On or before December 31, 1998, Atlantica shall file a form 10SB registration statement with the Securities and Exchange Commission, thereafter, shares of stock in Atlantica will be traded on the OTC Bulletin Board

            (iv) After such time as Atlantica's stock is traded on the OTC Bulletin Board, Atlantica shall take whatever steps are necessary to merge Atlantica with another company ("Merger Company"). Upon the identification of the Merger Company, Atlantica shall notify the City in writing of the pending merger and provide the City with any and all documents pertaining to the merger

            (v) Within five (5) days after the Effective Date, Atlantica shall withdrew its bankruptcy petition in Case No. 98-4 1809 (brl).

      B CITY OBLIGATIONS

            (i) Upon the City's receipt of the Payments in flaIl and the Stock, the City shall execute and deliver to Atlantica a Release of Lien in favor of Atlantica, evidencing the full, final and complete satisfaction of the City Loan, provided the City has received written confirmation from the Bankruptcy Court that Atlantica's case (Case No. 98-41809 (brl) has been dismissed.


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

            (ii) After such time as Atlantica's stock is traded on the OTC Bulletin Board and the City is notified by Atlantica that a merger with the Merger Company is contemplated, City shall provide Atlantica with written notification of the City's intent to retain ownership of the Stock.

3. NOTICES: All notices or other communications required under this Agreement shall be in writing and shall be given by hand-delivery or by registered or certified U.S Mail, return receipt requested, addressed to the other party at the address indicated herein or to such other address as a party may designate by notice given as herein provided. Notice shall be deemed given on the day on which personally delivered, or, if by mail, on the fifth day after being posted or the date of the actual receipt, whichever is earlier

       TO: ATLANTICA, INC.                       TO: THE CITY
       Gregory Aurre, President                  Office of the City Manager
       80 Wall Street                            444 SW. 2nd Avenue
       Suite 412                                 10th Floor
       New York, New York 10005                  Miami, Florida 33130

4. MISCELLANEOUS PROVISIONS:

      A. This Agreement shall be construed and enforced according to the laws of the State of Florida.

      B. No waiver or breach of any provision of this Agreement shall constitute a waiver of any subsequent breach of the same or any other provision hereof and no waiver shall be effective unless in writing and executed by the appropriate party(ies) hereto.

      C. Should any provision, paragraph, sentence, word or phrase contained in this Agreement be determined by a court of competent jurisdiction to be invalid, illegal or otherwise unenforceable under the laws of the State of Florida or the City of Miami, Florida, such provision, paragraph, sentence, word or phrase shall be deemed modified to the extent necessary in order to conform with such laws, or if not modifiable, then same shall be deemed severable, and either event, the remaining terms and provisions of the Agreement shall remain unmodified and in full force and effect or limitation of its use.

      D. This Agreement shall be binding upon the parties hereto, their heirs, executors, legal representatives, successors, or assigns

      F. This instrument constitutes the sole and only agreement of the parties relating to the subject matter hereof and correctly sets forth the rights, duties and obligations of each to the other as of its date. Any prior agreements, promises, negotiations, or representations not expressly set forth in this Agreement are of no force or effect

       IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their respective officials thereunto duly authorized, this day and year first above written.

ATTEST:                                 CITY OF MIAMI, a municipal
                                        corporation of the State of Florida


/s/ Walter Foeman, ACC                  By: /s/ [ILLEGIBLE]
-----------------------------------         -----------------------------------
Walter Foeman, City Clerk                   City Manager

ATTEST:                                 ATLANTICA, INC

/s/ [ILLEGIBLE]                         By: /s/ Gregory Aurre
-----------------------------------         -----------------------------------
Corporate Secretary                         Gregory Aurre, President

APPROVED AS TO FORM
AND CORRECTNESS:

/s/ Alejandro Vilarello
-----------------------------------
Alejandro Vilarello, City Attorney

                                 RELEASE OF LIEN

      WHEREAS, the City of Miami, Florida, a municipal corporation of the State of Florida (hereinafter referred to as "City"), was a subordinate lienholder defendant in the foreclosure action in Case No. 93-13718 (CA32), Dade County, Florida ("Foreclosure"), and held a subordinate interest to the foreclosed mortgage by virtue of the Mortgage Deed dated May 14, 1990, recorded in Official Records Book 14545, at Page 2948. Public Records of Dade County, Florida (the "City Mortgage") which encumbered the lands and improvements situated thereon more particularly described in Official Records Book 14160 on Page 3829 and 3830 (the "Arena Square Project"), all of the Public Records of Dade County, Florida; and

      WHEREAS, the City Mortgage secured a City loan to Arena Square in the amount of $885,210.00 ("City Loan"); and

      WHEREAS, Community Equities Corporation ("Community Equities") guaranteed the City Loan ("Guarantee"): and

      WHEREAS, as a consequence of the Foreclosure the City Mortgage was extinguished; and

      WHEREAS, notwithstanding the Foreclosure, the Guarantee remained a liability of Community Equities; and

      WHEREAS, Atlantica, Inc. ("Atlantica") acquired the assets and liabilities of Community Equities; and

      WHEREAS, on or about March 13, 1998, Atlantica commenced bankruptcy proceedings; and

      WHEREAS, according to the trustee in the bankruptcy matter, there were no assets of Atlantica from which payment could have been made to the City; therefore, upon the conclusion of the bankruptcy proceedings, the City Loan would have been discharged; and

      WHEREAS, although bankruptcy proceedings had commenced, Atlantica was able and willing to settle the matter with the City; and

      WHEREAS, pursuant to that certain Settlement Agreement between the City and Atlantica dated November 23, 1998, the City, inter alia. agreed to execute and deliver to Atlantica a Release of Lien in favor of Atlantica, evidencing the full, final and complete satisfaction of the City Loan upon the City's receipt of Ten Thousand Dollars ($10,000.00), twenty-five thousand (25,000) shares of unregistered common stock in


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

Atlantica and written confirmation from the Bankruptcy Court that the bankruptcy matter had been dismissed (collectively "Conditions Precedent"), and

      WHEREAS, all of the Conditions Precedent have been fully and completely satisfied;

      NOW, THEREFORE, the City in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration to the City in hand paid at the time of execution hereof, the receipt of which is hereby acknowledged, and intending to be legally bound hereby remises, releases and disclaims of record any interest or claim the City may have by virtue of the City Mortgage or Guarantee.

      IN WITNESS WHEREOF, the City of Miami, Florida has caused these presents to be duly executed in its name and its corporate seal to be affixed by its duly authorized officers this _____ day of _________________, 1999.

ATTEST:                                  CITY OF MIAMI, FLORIDA,
                                         a municipal corporation of the
                                         State of Florida

                                         By:
-----------------------------------         -----------------------------------
       Walter J. Foeman                                Donald H. Warshaw
       City Clerk                                      City Manager


APPROVED AS TO FORM
AND CORRECTNESS:

-----------------------------------
       Alejandro Vilarello
       City Attorney


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

                                 ACKNOWLEDGMENT

STATE OF FLORIDA               )
                               )SS:
COUNTY OF MIAMI-DADE           )

      Before me, the undersigned authority, personally appeared Donald H. Warshaw, as City Manager of the City of Miami, Florida, who is personally known to me or provided ______________________________ as identification, who executed the foregoing Instrument, who did/did not take an oath, and who acknowledged to and before me that he executed said instrument for the purposes therein expressed.

      Witnessed my hand and official seal in the County and the State last aforesaid this ____ day of __________, 1999.


                                         -----------------------------------
                                         Notary Public, State of Florida


                                         -----------------------------------
                                         Printed Name of Notary


                                         -----------------------------------
                                         My Commission Expires:


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